Exhibit 99.1

Investor Relations

News from Aon
Aon Reports Fourth Quarter and Full Year 2017 Results
Fourth Quarter Key Metrics From Continuing Operations and Highlights

•	Reported revenue increased 10% to $2.9 billion with organic revenue growth of 6%

•	Operating margin decreased to 16.8%, and operating margin, adjusted for certain items, increased to 27.5%

•	EPS decreased to $0.04, and EPS, adjusted for certain items, increased to $2.35

•	Repurchased 3.5 million Class A Ordinary Shares for approximately $500 million

•
The Company closed its acquisition of the Townsend Group, a leading global real estate and investment management firm, bringing greater depth of expertise in real estate assets to Aon's distribution scale and increasing Aon's ability to provide alternative private market assets

•
The Company closed its acquisition of Unirobe Meeùs Groep, strengthening Aon's position as a top leading insurance broker and risk advisor in all business-to-business market segments in the Netherlands

Full Year Key Metrics From Continuing Operations and Highlights

•	Reported revenue increased 6% to $10.0 billion with organic revenue growth of 4%

•	Operating margin decreased to 9.8%, and operating margin, adjusted for certain items, increased to 23.4%

•	EPS decreased to $1.53, and EPS, adjusted for certain items, increased to $6.52

•	Cash flow from operations was $669 million and free cash flow was $486 million

•	Closed more than $1.0 billion of mergers and acquisitions in high-growth, high-margin areas across the portfolio

•	Repurchased 18.0 million Class A Ordinary Shares for approximately $2.4 billion

LONDON - February 2, 2018 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2017.
Net income from continuing operations attributable to Aon shareholders in the fourth quarter was $10 million, or $0.04 per share, compared to $377 million, or $1.40 per share, in the prior year period. Net income per share from continuing operations, adjusted for certain items, increased 18% to $2.35, including $19 million, or $0.06, of other expenses primarily related to a loss on the sale of certain businesses and an unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies, compared to $2.00 in the prior year period. Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations” on page 11 of this press release.
“Our fourth quarter results reflect a strong finish to a solid year, highlighted by 6% organic growth, substantial operational improvement driven by our Aon United operating model initiative, and effective capital management, highlighted by the return of a record amount of capital to shareholders in 2017,” said Greg Case, President and Chief Executive Officer. "The long-term growth profile of our firm is increasing, driven by an unmatched level of investment and an industry-leading portfolio focused around our highest value solutions and our clients’ greatest needs. Combined with core operational performance and savings from the Aon United operating model, we believe we are on track to exceed $7.97 of adjusted earnings per share in 2018, and deliver double-digit free cash flow growth over the long-term.”

FOURTH QUARTER 2017 FINANCIAL SUMMARY
The fourth quarter financial results discussed herein represent performance from continuing operations.
Total revenue in the fourth quarter increased 10% to $2.9 billion compared to the prior year period driven primarily by 6% organic revenue growth, a 2% increase related to acquisitions, net of divestitures, and a 2% favorable impact if the company were to hold foreign currency exchange rates constant, translating prior year period results at current period foreign exchange rates ("foreign currency translation").
Total operating expenses in the fourth quarter increased 11% to $2.4 billion compared to the prior year period driven primarily by $96 million of restructuring costs, a $75 million increase in expenses related to acquisitions, net of divestitures, $54 million of accelerated amortization related to tradenames, a $42 million unfavorable impact from foreign currency translation, and an increase in expense associated with 6% organic revenue growth, partially offset by $56 million of savings related to restructuring and other operational improvement initiatives, a $30 million decrease in expenses related to certain pension settlements, a $14 million decrease in expected costs related to regulatory and compliance matters, and approximately a $12 million decrease in transaction related costs.
Restructuring expenses were $96 million in the fourth quarter, primarily driven by workforce reductions and other general initiatives. Upon evaluating the current progress of the restructuring program and further opportunities to improve our Aon United operating model, the Company has increased its estimated investment from $900 million to $1,175 million in total cash over a three-year period, in addition to incurring $50 million of non-cash charges. This includes an estimated investment of $975 million of cash restructuring charges and $200 million of incremental capital expenditures. To date, the Company has incurred $497 million, or 48% of the total estimated restructuring charges. An analysis of restructuring and related costs by type is detailed on page 14 of this press release.
Restructuring savings in the fourth quarter related to restructuring and other operational improvement initiatives were $56 million, before any potential reinvestment. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are now expected to deliver run-rate savings of $450 million annually in 2019, an increase of $50 million from the original estimated savings of $400 million. To date, the Company has achieved $165 million, or 37%, of the total estimated annualized savings.
Foreign currency exchange rates in the fourth quarter had a $0.06 per share, or $16 million, favorable impact on U.S. GAAP net income, and a $0.06 per share, or $17 million, favorable impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates.
Effective tax rate used in the U.S. GAAP financial statements for the fourth quarter was 95.8%, including $345 million of additional tax expense as a result of the provisional estimate of the impact of U.S. tax reform based on Aon's initial analysis of the Tax Cuts and Jobs Act, compared to the prior year quarter of 5.2%. After adjusting to exclude the provisional estimate of the impact of U.S. tax reform based on Aon's initial analysis of the Tax Cuts and Jobs Act, as well as the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension expenses, the adjusted effective tax rate for the fourth quarter of 2017 was 15.5% compared to 12.0% in the prior year quarter. Both periods benefited from a net favorable impact of certain discrete items. These adjustments are discussed in the "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations" on page 11 of this press release.

Additionally, as a result of the initial analysis of the Tax Cuts and Jobs Act, the Company expects that U.S. tax reform will have modest upward pressure on its effective tax rate.  Based on initial interpretation of changes in legislation, current assumptions of geographic mix of income and the potential impact of discrete items, we believe the best estimate of our full-year non-GAAP global effective tax rate to be approximately 19%.
Weighted average diluted shares outstanding decreased to 254.5 million in the fourth quarter compared to 268.3 million in the prior year period. The Company repurchased 3.5 million Class A Ordinary Shares for approximately $500 million in the fourth quarter. As of December 31, 2017, the Company had $5.4 billion of remaining authorization under its share repurchase program.
FOURTH QUARTER 2017 CASH FLOW SUMMARY
Cash flow from operations for 2017 decreased 63%, or $1,160 million, to $669 million compared to the prior year period, primarily reflecting an estimated $940 million of cash tax payments associated with the divestiture of our outsourcing businesses in the second quarter ("divested business"), $280 million of cash restructuring charges, and $45 million of transaction costs related to the divested business, partially offset by operational improvement.
Free cash flow, defined as cash flow from operations less capital expenditures, decreased 71%, or $1,187 million, to $486 million compared to the prior year period, reflecting a decline in cash flow from operations and a $27 million increase in capital expenditures, including investments in our operating model. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.
FOURTH QUARTER 2017 REVENUE REVIEW
The fourth quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow" on page 10 of this press release.

	Three Months Ended
	Dec 31, 2017	Dec 31, 2016	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Commercial Risk Solutions	$1,226	$1,094	12%	3%	—%	4%	5%
Reinsurance Solutions	359	329	9	1	—	—	8
Retirement Solutions	489	441	11	3	—	4	4
Health Solutions	538	532	1	1	—	(6)	6
Data & Analytic Services	298	256	16	2	—	2	12
Elimination	(1)	(2)	NA	NA	NA	NA	NA
Total revenue	$2,909	$2,650	10%	2%	—%	2%	6%
Total organic revenue increased 6% compared to prior year period, reflecting organic growth of 5% or greater in four of the five revenue lines, highlighted by double-digit growth in Data & Analytic Services.
Commercial Risk Solutions organic revenue increased 5% compared to the prior year period driven primarily by strong growth in U.S. retail and solid growth internationally led by the Asia and Pacific regions, as well as new client wins in the captive management business.
Reinsurance Solutions organic revenue increased 8% compared to the prior year period driven by growth across every major business and geography, with particular strength in our Talent, Rewards, and Performance practice primarily in Rewards, assessment services, and in investment consulting, primarily for delegated investment management.
Retirement Solutions organic revenue increased 4% compared to the prior year period driven by growth across every major business and geography, with particular strength in the talent practice for compensation surveys and assessment services and in investment consulting, primarily for delegated investment management.
Health Solutions organic revenue increased 6% compared to the prior year period driven by strong growth globally in health & benefits brokerage, reflecting continued strength both in the U.S. and internationally. The prior year period benefited from certain project-related work in the retiree exchange business
Data & Analytic Services organic revenue increased 12% compared to the prior year period driven by continued strength across U.S. Affinity, as well as increased claims activity in the flood business following certain catastrophic events earlier in the year.
FOURTH QUARTER 2017 EXPENSE REVIEW

	Three Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	$ Change	% Change
Expenses
Compensation and benefits	$1,752	$1,646	$106	6%
Information technology	124	105	19	18
Premises	89	86	3	3
Depreciation of fixed assets	39	44	(5)	(11)
Amortization and impairment of intangible assets	100	40	60	150
Other general expenses	316	266	50	19
Total operating expenses	$2,420	$2,187	$233	11%
Compensation and benefits expense increased 6%, or $106 million, compared to the prior year period due primarily to a $44 million increase in expenses related to acquisitions, net of divestitures, $42 million of restructuring costs, a $33 million unfavorable impact from foreign currency translation, and an increase in expense associated with 6% organic revenue growth, partially offset by $42 million of savings related to restructuring and other operational improvement initiatives and a $30 million decrease in expenses related to certain pension settlements.
Information technology expense increased 18%, or $19 million, compared to the prior year period due primarily to $11 million of restructuring costs, a $4 million increase in expenses associated with acquisitions, net of divestitures, as well as investments in future growth, partially offset by $8 million of savings related to restructuring and other operational improvement initiatives.
Premises expense increased 3%, or $3 million, compared to the prior year period due primarily to a $3 million unfavorable impact from foreign currency translation and a $2 million increase in expenses related to acquisitions, net of divestitures, partially offset by $1 million of savings related to restructuring and other operational improvement initiatives.
Depreciation of fixed assets expense decreased 11%, or $5 million, compared to the prior year period primarily due to $1 million of savings related to restructuring and other operational improvement initiatives, as well as a decrease in overall expense as we continue to optimize our real estate and IT portfolio.

Amortization and impairment of intangible assets expense increased 150%, or $60 million, compared to the prior year period primarily due to $54 million of accelerated amortization related to tradenames and an increase from acquisitions, net of divestitures.
Other general expenses increased 19%, or $50 million, compared to the prior year period primarily due to $43 million of restructuring costs, a $22 million increase in expenses associated with acquisitions, net of divestitures, and an increase in expense associated with 6% organic revenue growth, partially offset by a $14 million decrease in expected costs related to regulatory and compliance matters and a $12 million net decrease in transaction related costs.
FOURTH QUARTER 2017 INCOME SUMMARY
Certain noteworthy items impacted operating income and operating margins in the fourth quarters of 2017 and 2016. The fourth quarter information provided below includes supplemental information related to adjusted operating income and adjusted operating margin, which are non-GAAP measures that are described in detail in “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations” on page 11 of this press release.

	Three Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change
Revenue	$2,909	$2,650	10%
Expenses	2,420	2,187	11
Operating income - as reported	$489	$463	6%
Operating margin - as reported	16.8%	17.5%
Operating income - as adjusted	$799	$676	18%
Operating margin - as adjusted	27.5%	25.5%
Operating income increased 6%, or $26 million, compared to the prior year period. Adjusting for certain items detailed on page 11 of this press release, operating income increased 18%, or $123 million, and operating margin increased 200 basis points to 27.5%, each compared to the prior year period. The increase in adjusted operating margin was driven primarily by strong organic revenue growth of 6%, core operational improvement, and $56 million of savings from restructuring and other operational improvement initiatives, partially offset by $3 million, or -10 basis points, of transaction costs related to recent acquisitions.

	Three Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change
Operating income - as reported	$489	$463	6%
Interest income	7	3	133
Interest expense	(71)	(70)	1
Other income (expense)	(19)	9	(311)
Income from continuing operations before income taxes	$406	$405	—%
Interest income increased $4 million to $7 million compared to the prior year period primarily due to additional income earned on the remaining proceeds from the sale of the divested business. Interest expense was similar to the prior year period. Other expense was $19 million and primarily included a loss on the sale of certain businesses and losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-

functional currencies. The prior year period primarily includes net gains due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.
DISCONTINUED OPERATIONS
Net loss from discontinued operations was $(29) million, or $(0.11) per share, compared to net income of $75 million, or $0.28 per share, in the prior year period. Net loss from discontinued operations, adjusted for certain items, was $(4) million, or $(0.01) per share, compared to net income of $100 million, or $0.37 in the prior year period. Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations" on page 11 on this press release.
2017 FULL YEAR SUMMARY
Total revenue for 2017 increased 6% to $10.0 billion compared to the prior year period driven by 4% organic revenue growth and a 2% increase related to acquisitions, net of divestitures.
Net income from continuing operations was $435 million, or $1.53 per share, compared to $1.3 billion, or $4.51 per share, in the prior year. Net income per share from continuing operations, adjusted for certain items, increased 17% to $6.52, compared to $5.58 in the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations” on page 11 of this press release.
During 2017, the Company repurchased approximately 18.0 million Class A Ordinary Shares for a record $2.4 billion at an average price of $133.67 per share.
PRO FORMA HISTORICAL FINANCIALS
In the first quarter of 2018, Aon will adopt new accounting guidance related to the treatment of revenue from contracts with customers that will be applied prospectively on its U.S. GAAP financial statements and therefore comparable periods will not be restated. In the same quarter, Aon will adopt new accounting guidance related to the presentation of costs associated with pensions and other postretirement benefits that will be applied retrospectively for its U.S. GAAP financial statements and therefore comparable periods will be restated.  On pages 15 through 21 of this press release, the Company has included unaudited pro forma consolidated results that present the retrospective impact of each of these standards on fiscal years 2016 and 2017.
Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 2, 2018 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.
About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 50,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative risk and people solutions. For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.
Safe Harbor Statement
This communication contain certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "estimate,"

"expect," "forecast," "project," "intend," "plan," "probably," "potential," "looking forward" and other similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: market and industry conditions, including competitive and pricing trends; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; the outcome of contingencies; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; expected effective tax rate; future actions by regulators; and the impact of changes in accounting rules. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.
The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.
Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.
Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, adjusted earnings per share, and adjusted effective tax rate that exclude the effects of intangible asset amortization, capital expenditures, transaction costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses.  The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with the provisional estimate of U.S. tax reform based on Aon's initial analysis of the Tax Cuts and Jobs Act and expenses for legacy litigation. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.
#

Investor Contact:	Media Contact:
Investor Relations	Donna Mirandola
+1 312-381-3310	Vice President, Global External Communications
investor.relations@aon.com	+1 312-381-1532

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016	% Change
Revenue
Total revenue	$2,909	$2,650	10%	$9,998	$9,409	6%
Expenses
Compensation and benefits	1,752	1,646	6	6,089	5,687	7
Information technology	124	105	18	419	386	9
Premises	89	86	3	348	343	1
Depreciation of fixed assets	39	44	(11)	187	162	15
Amortization and impairment of intangible assets	100	40	150	704	157	348
Other general expenses	316	266	19	1,272	1,036	23
Total operating expenses	2,420	2,187	11	9,019	7,771	16
Operating income	489	463	6	979	1,638	(40)
Interest income	7	3	133	27	9	200
Interest expense	(71)	(70)	1	(282)	(282)	—
Other income (expense)	(19)	9	(311)	(39)	36	(208)
Income from continuing operations before income taxes	406	405	—	685	1,401	(51)
Income taxes (1)	389	21	1,752	250	148	69
Net income from continuing operations	17	384	(96)	435	1,253	(65)
Income from discontinued operations, net of tax (2)	(29)	75	(139)	828	177	368
Net income	(12)	459	(103)	1,263	1,430	(12)
Less: Net income attributable to noncontrolling interests	7	7	—	37	34	9
Net income attributable to Aon shareholders	$(19)	$452	(104)%	$1,226	$1,396	(12)%

Basic net income per share attributable to Aon shareholders
Continuing operations	$0.04	$1.42	(97)%	$1.54	$4.55	(66)%
Discontinued operations (3)	(0.12)	0.28	(143)	3.20	0.66	385
Net income	$(0.08)	$1.70	(105)%	$4.74	$5.21	(9)%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$0.04	$1.40	(97)	$1.53	$4.51	(66)
Discontinued operations (3)	(0.11)	0.28	(139)	3.17	0.65	388
Net income	$(0.07)	$1.68	(104)%	$4.70	$5.16	(9)%
Weighted average ordinary shares outstanding - basic	251.3	265.2	(5)%	258.5	268.1	(4)%
Weighted average ordinary shares outstanding - diluted	254.5	268.3	(5)%	260.7	270.3	(4)%

(1)	The effective tax rate was 95.8% and 5.2% for the three months ended December 31, 2017 and 2016, respectively, and 36.5% and 10.6% for the twelve months ended December 31, 2017 and 2016, respectively.

(2)	Income from discontinued operations, net of tax, includes a $779 million gain on the sale of the Divested Business.

(3)
Upon triggering held for sale criteria in February 2017, Aon ceased depreciating and amortizing all long-lived assets included in discontinued operations. No depreciation or amortization expense was recognized during the three months ended December 31, 2017. Included within total operating expenses for the three months ended December 31, 2016 was $17 million of depreciation of fixed assets and $30 million of intangible asset amortization. Total operating expenses for the twelve months ended December 31, 2017 and 2016 include, respectively, $8 million and $70 million of depreciation of fixed assets and, respectively, $11 million and $120 million of intangible asset amortization.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$1,226	$1,094	12%	3%	—%	4%	5%
Reinsurance Solutions	359	329	9	1	—	—	8
Retirement Solutions	489	441	11	3	—	4	4
Health Solutions	538	532	1	1	—	(6)	6
Data & Analytic Services	298	256	16	2	—	2	12
Elimination	(1)	(2)	NA	NA	NA	NA	NA
Total revenue	$2,909	$2,650	10%	2%	—%	2%	6%

	Twelve Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$4,169	$3,929	6%	—%	—%	4%	2%
Reinsurance Solutions	1,429	1,361	5	—	—	(1)	6
Retirement Solutions	1,755	1,707	3	(1)	—	1	3
Health Solutions	1,515	1,370	11	—	—	4	7
Data & Analytic Services	1,140	1,050	9	—	—	3	6
Elimination	(10)	(8)	NA	NA	NA	NA	NA
Total revenue	$9,998	$9,409	6%	—%	—%	2%	4%

(1)	Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.

(2)
Fiduciary Investment Income for the three months ended December 31, 2017 and 2016, respectively, was $9 million and $6 million. Fiduciary Investment Income for the twelve months ended December 31, 2017 and 2016, respectively, was $32 million and $22 million.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses.

Free Cash Flow from Continuing Operations (Unaudited)

	Twelve Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change
Cash Provided By Continuing Operating Activities	$669	$1,829	(63)%
Capital Expenditures Used for Continuing Operations	(183)	(156)	17
Free Cash Flow Provided by Continuing Operations (1)	$486	$1,673	(71)%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations (Unaudited) (1)

	Three Months Ended			Twelve Months Ended
(millions, except percentages)	Dec 31, 2017	Dec 31, 2016	% Change	Dec 31, 2017	Dec 31, 2016	% Change
Revenue	$2,909	$2,650	10%	$9,998	$9,409	6%

Operating income - as reported	$489	$463	6%	$979	$1,638	(40)%
Amortization and impairment of intangible assets	100	40		704	157
Restructuring	96	—		497	—
Regulatory and compliance matters	(14)	—		28	—
Pension settlement	128	158		128	220
Transaction costs	—	15		—	15
Operating income - as adjusted	$799	$676	18%	$2,336	$2,030	15%
Operating margin - as reported	16.8%	17.5%		9.8%	17.4%
Operating margin - as adjusted	27.5%	25.5%		23.4%	21.6%

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec 31, 2017	Dec 31, 2016	% Change	2017	2016	% Change
Operating income - as adjusted	$799	$676	18%	$2,336	$2,030	15%
Interest income	7	3	133	27	9	200
Interest expense	(71)	(70)	1	(282)	(282)	—
Other income (expense)	(19)	9	(311)	(39)	36	(208)
Income before income taxes from continuing operations - as adjusted	716	618	16	2,042	1,793	14
Income taxes - as adjusted (2)	111	74	50	305	250	22
Net income from continuing operations - as adjusted	605	544	11	1,737	1,543	13
Less: Net income attributable to noncontrolling interests	7	7	—	37	34	9
Net income attributable to Aon shareholders from continuing operations - as adjusted	$598	$537	11%	$1,700	$1,509	13%
Adjusted income from discontinued operations, net of tax (3)	$(4)	$100	(104)%	$56	$271	(79)%
Net income attributable to Aon shareholders - as adjusted	$594	$637	(7)%	$1,756	$1,780	(1)%
Diluted net income per share attributable to Aon shareholders
Continuing operations - as adjusted	$2.35	$2.00	18%	$6.52	$5.58	17%
Discontinued operations - as adjusted	(0.01)	0.37	(103)	0.22	1.01	(78)
Net income - as adjusted	$2.34	$2.37	(1)%	$6.74	$6.59	2%
Weighted average ordinary shares outstanding - diluted	254.5	268.3	(5)%	260.7	270.3	(4)%
Effective Tax Rates (2)
Continuing Operations - U.S. GAAP	95.8%	5.2%		36.5%	10.6%
Continuing Operations - Non-GAAP	15.5%	12.0%		14.9%	13.9%
Discontinued Operations - U.S. GAAP	17.7%	28.6%		58.9%	34.0%
Discontinued Operations - Non-GAAP (3)	72.9%	26.0%		11.7%	30.2%

(1)	Certain noteworthy items impacting operating income in 2017 and 2016 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)
Tax expense was adjusted to exclude the estimated impact of the Tax Cuts and Jobs Act, including the impact of the transition tax imposed on our accumulated foreign earnings and the remeasurement of the carrying value of our U.S. net deferred tax assets due to the lower corporate tax rate.  The provisional estimate of the impact of U.S. Tax Reform is based on Aon’s initial analysis of the Tax Cuts and Jobs Act and may be adjusted in future periods due to, among other things, additional analysis performed by Aon and additional guidance that may be issued by the U.S. Department of Treasury. Further, adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate.

(3)
Adjusted income from discontinued operations, net of tax, excludes the gain on sale and intangible asset amortization on discontinued operations of $(19) million and $0 million, respectively, for the three months ended December 31, 2017 and $1,964 million and $11 million, respectively, for the twelve months ended December 31, 2017. Adjusted income from discontinued operations, net of tax, excludes intangible asset amortization on discontinued operations of $30 million and $120 million for the three and twelve months ended December 31, 2016. The effective tax rate was further adjusted for the applicable tax impact associated with the gain on sale and intangible asset amortization, as applicable.

Aon plc
Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$756	$426
Short-term investments	529	290
Receivables, net	2,478	2,106
Fiduciary assets (1)	9,625	8,959
Other current assets	289	247
Current assets of discontinued operations	—	1,118
Total Current Assets	13,677	13,146
Goodwill	8,358	7,410
Intangible assets, net	1,733	1,890
Fixed assets, net	564	550
Deferred tax assets	389	325
Prepaid pension	1,060	858
Other non-current assets	307	360
Non-current assets of discontinued operations	—	2,076
TOTAL ASSETS	$26,088	$26,615

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,961	$1,604
Short-term debt and current portion of long-term debt	299	336
Fiduciary liabilities	9,625	8,959
Other current liabilities	870	656
Current liabilities of discontinued operations	—	940
Total Current Liabilities	12,755	12,495
Long-term debt	5,667	5,869
Deferred tax liabilities	127	101
Pension, other post retirement, and post employment liabilities	1,789	1,760
Other non-current liabilities	1,102	719
Non-current liabilities of discontinued operations	—	139
TOTAL LIABILITIES	21,440	21,083

EQUITY
Ordinary shares - $0.01 nominal value	2	3
Additional paid-in capital	5,775	5,577
Retained earnings	2,302	3,807
Accumulated other comprehensive loss	(3,496)	(3,912)
TOTAL AON SHAREHOLDERS' EQUITY	4,583	5,475
Noncontrolling interests	65	57
TOTAL EQUITY	4,648	5,532
TOTAL LIABILITIES AND EQUITY	$26,088	$26,615

(1)	Includes cash and short-term investments of $3,743 million and $3,290 million for the periods ended December 31, 2017 and 2016, respectively.

Aon plc
Consolidated Statements of Cash Flows (Unaudited)

	Year ended December 31
(millions)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,263	$1,430
Less: Income from discontinued operations, net of income taxes	828	177
Adjustments to reconcile net income to cash provided by operating activities:
Loss (gain) from sales of businesses and investments, net	16	(39)
Depreciation of fixed assets	187	162
Amortization and impairment of intangible assets	704	157
Share-based compensation expense	319	306
Deferred income taxes	(8)	(24)
Change in assets and liabilities:
Fiduciary receivables	171	595
Short-term investments — funds held on behalf of clients	(135)	(540)
Fiduciary liabilities	(36)	(55)
Receivables, net	(254)	(105)
Accounts payable and accrued liabilities	96	53
Restructuring reserves	172	—
Current income taxes	(924)	(42)
Pension, other postretirement and other postemployment liabilities	(66)	42
Other assets and liabilities	(8)	66
Cash provided by operating activities - continuing operations	669	1,829
Cash provided by operating activities - discontinued operations	65	497
CASH PROVIDED BY OPERATING ACTIVITIES	734	2,326

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	68	43
Payments for investments	(64)	(64)
Net sales (purchases) of short-term investments — non-fiduciary	(232)	61
Acquisition of businesses, net of cash acquired	(1,029)	(879)
Sale of business, net of cash sold	4,246	107
Capital expenditures	(183)	(156)
Cash provided by investing activities - continuing operations	2,806	(888)
Cash provided by investing activities - discontinued operations	(19)	(66)
CASH USED FOR INVESTING ACTIVITIES	2,787	(954)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(2,399)	(1,257)
Issuance of shares for employee benefit plans	(121)	(129)
Issuance of debt	1,654	3,467
Repayment of debt	(1,999)	(2,945)
Cash dividends to shareholders	(364)	(345)
Noncontrolling interests and other financing activities	(36)	(77)
Cash used for financing activities - continuing operations	(3,265)	(1,286)
Cash used for financing activities - discontinued operations	—	—
CASH USED FOR FINANCING ACTIVITIES	(3,265)	(1,286)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	69	(39)
NET INCREASE IN CASH AND CASH EQUIVALENTS	325	47
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	431	384
CASH AND CASH EQUIVALENTS AT END OF YEAR (1)	$756	$431

(1)	Includes $0 million and $5 million of discontinued operations at December 31, 2017 and 2016, respectively.

Aon plc
Restructuring Plan (Unaudited) (1)

	Three months ended December 31, 2017	Twelve months ended December 31, 2017	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$42	$299	$151	$450
Technology rationalization	11	33	97	130
Lease consolidation	—	8	77	85
Asset impairments	—	26	24	50
Other costs associated with restructuring and separation (3)	43	131	179	310
Total restructuring and related expenses	$96	$497	$528	$1,025

(1)
In the Consolidated Statements of Income, Workforce reductions are included in "Compensation and benefits," Technology rationalization is included in "Information technology," Lease consolidations are included in "Premises," Asset impairments are included in "Depreciation of fixed assets," and Other costs associated with restructuring and separation are included in "Other general expenses" depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into the plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in assumptions underlying sublease loss calculation due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between categories may be revised in future periods as these assumptions are updated.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs, and consulting and legal fees. These costs are generally recognized when incurred.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Three Months Ended (5)				Full Year 2016 (5)	Three Months Ended (6)				Full Year 2017 (6)
(millions, except per share data)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016		Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017
Revenue
Commercial Risk Solutions	$969	$990	$884	$1,088	$3,931	$989	$1,041	$915	$1,218	$4,163
Reinsurance Solutions	667	335	234	131	1,367	671	345	257	153	1,426
Retirement Solutions	396	405	465	441	1,707	385	388	492	489	1,754
Health Solutions	338	253	245	522	1,358	428	281	277	526	1,512
Data & Analytic Services	263	271	260	256	1,050	273	281	287	299	1,140
Elimination	(2)	(1)	(3)	(2)	(8)	—	(4)	(5)	(1)	(10)
Total revenue	$2,631	$2,253	$2,085	$2,436	$9,405	$2,746	$2,332	$2,223	$2,684	$9,985
Expenses
Compensation and benefits	1,444	1,372	1,293	1,417	5,526	1,548	1,471	1,420	1,568	6,007
Information technology	83	99	99	105	386	88	98	109	124	419
Premises	82	89	86	86	343	84	86	89	89	348
Depreciation of fixed assets	38	41	39	44	162	54	54	40	39	187
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704
Other general expenses	270	230	257	279	1,036	307	330	307	328	1,272
Total operating expenses	1,954	1,869	1,816	1,971	7,610	2,124	2,499	2,066	2,248	8,937
Operating income	677	384	269	465	1,795	622	(167)	157	436	1,048
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704
Restructuring	—	—	—	—	—	144	155	102	96	497
Regulatory and compliance matters	—	—	—	—	—	—	34	8	(14)	28
Transaction costs	—	—	—	15	15	—	—	—		—
Operating income - as adjusted	714	422	311	520	1,967	809	482	368	618	2,277
Operating margin from continuing operations - as adjusted	27.1%	18.7%	14.9%	21.3%	20.9%	29.5%	20.7%	16.6%	23.0%	22.8%
Interest income	2	3	1	3	9	2	8	10	7	27
Interest expense	(69)	(73)	(70)	(70)	(282)	(70)	(71)	(70)	(71)	(282)
Other income (expense) - as adjusted (3) (4)	29	10	22	22	83	(2)	4	4	(3)	3
Income before income taxes from continuing operations - as adjusted	676	362	264	475	1,777	739	423	312	551	2,025
Income taxes	107	53	35	49	244	98	68	54	81	301
Income from continuing operations - as adjusted	569	309	229	426	1,533	641	355	258	470	1,724
Less: Net income attributable to noncontrolling interests	12	8	7	7	34	14	9	7	7	37
Net income attributable to Aon shareholders from continuing operations - as adjusted	$557	$301	$222	$419	$1,499	$627	$346	$251	$463	$1,687
Diluted earnings per share from continuing operations - as adjusted	$2.04	$1.12	$0.82	$1.56	$5.55	$2.35	$1.31	$0.98	$1.82	$6.47
Weighted average ordinary shares outstanding - diluted	273.7	269.8	269.6	268.3	270.3	267.0	264.3	257.3	254.5	260.7

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical periods presented above have been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition and pensions, effective for Aon in the first quarter of 2018.

(3)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(3) million, $5 million, $1 million, and $4 million, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and $7 million for the twelve months ended December 31, 2016. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(4)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $62 million for the three months ended June 30, 2016, and $158 million and $220 million for the three and twelve months ended December 31, 2016. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 15.7%, 14.9%, 14.2%, and 12.0%, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and 13.9% for the twelve months ended December 31, 2016. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension settlements and transaction costs which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 15.8%, 14.6%, 13.3%, and 10.3% for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016, and 13.7% for the twelve months ended December 31, 2016.

(6)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension settlements and transaction costs which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)(1)(2)

	Three Months Ended March 31
	2016				2017
(millions, except per share data)	As Reported	Revenue Recognition	Pension	Pro Forma	As Reported	Revenue Recognition	Pension	Pro Forma
Revenue
Commercial Risk Solutions	$961	$8	$—	$969	$984	$5	$—	$989
Reinsurance Solutions	371	296	—	667	371	300	—	671
Retirement Solutions	395	1	—	396	386	(1)	—	385
Health Solutions	292	46	—	338	372	56	—	428
Data & Analytic Services	259	4	—	263	268	5	—	273
Elimination	(2)	—	—	(2)	—	—	—	—
Total revenue	$2,276	$355	$—	$2,631	$2,381	$365	$—	$2,746
Expenses
Compensation and benefits	1,345	88	11	1,444	1,461	79	8	1,548
Information technology	83	—	—	83	88	—	—	88
Premises	82	—	—	82	84	—	—	84
Depreciation of fixed assets	38	—	—	38	54	—	—	54
Amortization and impairment of intangible assets	37	—	—	37	43	—	—	43
Other general expenses	271	(1)	—	270	308	(1)	—	307
Total operating expenses	1,856	87	11	1,954	2,038	78	8	2,124
Operating income	420	268	(11)	677	343	287	(8)	622
Amortization and impairment of intangible assets	37	—	—	37	43	—	—	43
Restructuring	—	—	—	—	144	—	—	144
Operating income - as adjusted	457	268	(11)	714	530	287	(8)	809
Operating margin from continuing operations - as adjusted	20.1%			27.1%	22.3%			29.5%
Interest income	2	—	—	2	2	—	—	2
Interest expense	(69)	—	—	(69)	(70)	—	—	(70)
Other income (expense) (3)	18	—	11	29	(10)	—	8	(2)
Income before income taxes from continuing operations - as adjusted	408	268	—	676	452	287	—	739
Income taxes	64	43		107	50	48		98
Income from continuing operations - as adjusted	344	225	—	569	402	239	—	641
Less: Net income attributable to noncontrolling interests	12	—	—	12	14	—	—	14
Net income from continuing operations attributable to Aon shareholders - as adjusted	$332	$225	$—	$557	$388	$239	$—	$627
Diluted earnings per share from continuing operations - as adjusted	$1.21	$0.82	$—	$2.04	$1.45	$0.90	$—	$2.35
Weighted average ordinary shares outstanding - diluted	273.7	273.7	273.7	273.7	267.0	267.0	267.0	267.0

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical periods presented above have been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition and pensions, effective for Aon in the first quarter of 2018.

(3)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $(3) million and $(2) million, respectively, for the three months ended March 31, 2016 and 2017.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)(1)(2)

	Three Months Ended June 30
	2016				2017
(millions, except per share data)	As Reported	Revenue Recognition	Pension	Pro Forma	As Reported	Revenue Recognition	Pension	Pro Forma
Revenue
Commercial Risk Solutions	$990	$—	$—	$990	$1,042	$(1)	$—	$1,041
Reinsurance Solutions	332	3	—	335	344	1	—	345
Retirement Solutions	405	—	—	405	389	(1)	—	388
Health Solutions	281	(28)	—	253	312	(31)	—	281
Data & Analytic Services	275	(4)	—	271	285	(4)	—	281
Elimination	(1)	—	—	(1)	(4)	—	—	(4)
Total revenue	$2,282	$(29)	$—	$2,253	$2,368	$(36)	$—	$2,332
Expenses
Compensation and benefits	1,396	27	(51)	1,372	1,457	5	9	1,471
Information technology	99	—	—	99	98	—	—	98
Premises	89	—	—	89	86	—	—	86
Depreciation of fixed assets	41	—	—	41	54	—	—	54
Amortization and impairment of intangible assets	38	—	—	38	460	—	—	460
Other general expenses	232	(2)	—	230	331	(1)	—	330
Total operating expenses	1,895	25	(51)	1,869	2,486	4	9	2,499
Operating income	387	(54)	51	384	(118)	(40)	(9)	(167)
Amortization and impairment of intangible assets	38	—	—	38	460	—	—	460
Restructuring	—	—	—	—	155	—	—	155
Regulatory and compliance matters	—	—	—	—	34	—	—	34
Pension settlement	62	—	(62)	—	—	—	—	—
Operating income - as adjusted	487	(54)	(11)	422	531	(40)	(9)	482
Operating margin from continuing operations - as adjusted	21.3%			18.7%	22.4%			20.7%
Interest income	3	—	—	3	8	—	—	8
Interest expense	(73)	—	—	(73)	(71)	—	—	(71)
Other income (expense) - as adjusted (3) (4)	(1)	—	11	10	(5)	—	9	4
Income before income taxes from continuing operations - as adjusted	416	(54)	—	362	463	(40)	—	423
Income taxes	62	(9)		53	72	(4)		68
Income from continuing operations - as adjusted	354	(45)	—	309	391	(36)	—	355
Less: Net income attributable to noncontrolling interests	8	—	—	8	9	—	—	9
Net income from continuing operations attributable to Aon shareholders - as adjusted	$346	$(45)	$—	$301	$382	$(36)	$—	$346
Diluted earnings per share from continuing operations - as adjusted	$1.28	$(0.17)	$—	$1.12	$1.45	$(0.14)	$—	$1.31
Weighted average ordinary shares outstanding - diluted	269.8	269.8	269.8	269.8	264.3	264.3	264.3	264.3

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical periods presented above have been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition and pensions, effective for Aon in the first quarter of 2018.

(3)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $5 million and $(4) million, respectively, for the three months ended June 30, 2016 and 2017.

(4)
Other income (expense) is adjusted to exclude the pension settlement charge taken within the period. The adjustment was previously taken within operating income prior to the adoption of the new pension guidance.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)(1)(2)

	Three Months Ended September 30
	2016				2017
(millions, except per share data)	As Reported	Revenue Recognition	Pension	Pro Forma	As Reported	Revenue Recognition	Pension	Pro Forma
Revenue
Commercial Risk Solutions	$884	$—	$—	$884	$917	$(2)	$—	$915
Reinsurance Solutions	329	(95)	—	234	355	(98)	—	257
Retirement Solutions	466	(1)	—	465	491	1	—	492
Health Solutions	265	(20)	—	245	293	(16)	—	277
Data & Analytic Services	260	—	—	260	289	(2)	—	287
Elimination	(3)	—	—	(3)	(5)	—	—	(5)
Total revenue	$2,201	$(116)	$—	$2,085	$2,340	$(117)	$—	$2,223
Expenses
Compensation and benefits	1,300	(19)	12	1,293	1,419	(8)	9	1,420
Information technology	99	—	—	99	109	—	—	109
Premises	86	—	—	86	89	—	—	89
Depreciation of fixed assets	39	—	—	39	40	—	—	40
Amortization and impairment of intangible assets	42	—	—	42	101	—	—	101
Other general expenses	267	(10)	—	257	317	(10)	—	307
Total operating expenses	1,833	(29)	12	1,816	2,075	(18)	9	2,066
Operating income	368	(87)	(12)	269	265	(99)	(9)	157
Amortization and impairment of intangible assets	42	—	—	42	101	—	—	101
Restructuring	—	—	—	—	102	—	—	102
Regulatory and compliance matters	—	—	—	—	8	—	—	8
Operating income - as adjusted	410	(87)	(12)	311	476	(99)	(9)	368
Operating margin from continuing operations - as adjusted	18.6%			14.9%	20.3%			16.6%
Interest income	1	—	—	1	10	—	—	10
Interest expense	(70)	—	—	(70)	(70)	—	—	(70)
Other income (expense) (3)	10	—	12	22	(5)	—	9	4
Income before income taxes from continuing operations - as adjusted	351	(87)	—	264	411	(99)	—	312
Income taxes	50	(15)		35	72	(18)		54
Income from continuing operations - as adjusted	301	(72)	—	229	339	(81)	—	258
Less: Net income attributable to noncontrolling interests	7	—	—	7	7	—	—	7
Net income from continuing operations attributable to Aon shareholders - as adjusted	$294	$(72)	$—	$222	$332	$(81)	$—	$251
Diluted earnings per share from continuing operations - as adjusted	$1.09	$(0.27)	$—	$0.82	$1.29	$(0.31)	$—	$0.98
Weighted average ordinary shares outstanding - diluted	269.6	269.6	269.6	269.6	257.3	257.3	257.3	257.3

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical periods presented above have been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition and pensions, effective for Aon in the first quarter of 2018.

(3)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $1 million and $(6) million, respectively, for the three months ended September 30, 2016 and 2017.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)(1)(2)

	Three Months Ended December 31
	2016				2017
(millions, except per share data)	As Reported	Revenue Recognition	Pension	Pro Forma	As Reported	Revenue Recognition	Pension	Pro Forma
Revenue
Commercial Risk Solutions	$1,094	$(6)	$—	$1,088	$1,226	$(8)	$—	$1,218
Reinsurance Solutions	329	(198)	—	131	359	(206)	—	153
Retirement Solutions	441	—	—	441	489	—	—	489
Health Solutions	532	(10)	—	522	538	(12)	—	526
Data & Analytic Services	256	—	—	256	298	1	—	299
Elimination	(2)	—	—	(2)	(1)	—	—	(1)
Total revenue	$2,650	$(214)	$—	$2,436	$2,909	$(225)	$—	$2,684
Expenses
Compensation and benefits	1,646	(84)	(145)	1,417	1,752	(72)	(112)	1,568
Information technology	105	—	—	105	124	—	—	124
Premises	86	—	—	86	89	—	—	89
Depreciation of fixed assets	44	—	—	44	39	—	—	39
Amortization and impairment of intangible assets	40	—	—	40	100	—	—	100
Other general expenses	266	13	—	279	316	12	—	328
Total operating expenses	2,187	(71)	(145)	1,971	2,420	(60)	(112)	2,248
Operating income	463	(143)	145	465	489	(165)	112	436
Amortization and impairment of intangible assets	40	—	—	40	100	—	—	100
Restructuring	—	—	—	—	96	—	—	96
Regulatory and compliance matters	—	—	—	—	(14)	—	—	(14)
Pension settlement	158	—	(158)	—	128	—	(128)	—
Transaction costs	15	—	—	15	—	—	—	—
Operating income - as adjusted	676	(143)	(13)	520	799	(165)	(16)	618
Operating margin from continuing operations - as adjusted	25.5%			21.3%	27.5%			23.0%
Interest income	3	—	—	3	7	—	—	7
Interest expense	(70)	—	—	(70)	(71)	—	—	(71)
Other income (expense) - as adjusted (3) (4)	9	—	13	22	(19)	—	16	(3)
Income before income taxes from continuing operations - as adjusted	618	(143)	—	475	716	(165)	—	551
Income taxes	74	(25)		49	111	(30)		81
Income from continuing operations - as adjusted	544	(118)	—	426	605	(135)	—	470
Less: Net income attributable to noncontrolling interests	7	—	—	7	7	—	—	7
Net income from continuing operations attributable to Aon shareholders - as adjusted	$537	$(118)	$—	$419	$598	$(135)	$—	$463
Diluted earnings per share from continuing operations - as adjusted	$2.00	$(0.44)	$—	$1.56	$2.35	$(0.53)	$—	$1.82
Weighted average ordinary shares outstanding - diluted	268.3	268.3	268.3	268.3	254.5	254.5	254.5	254.5

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical periods presented above have been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition and pensions, effective for Aon in the first quarter of 2018.

(3)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $4 million and $1 million, respectively, for the three months ended December 31, 2016 and 2017.

(4)
Other income (expense) is adjusted to exclude the pension settlement charge taken within the period. The adjustment was previously taken within operating income prior to the adoption of the new pension guidance.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)(1)(2)

	Twelve Months Ended December 31
	2016				2017
(millions, except per share data)	As Reported	Revenue Recognition	Pension	Pro Forma	As Reported	Revenue Recognition	Pension	Pro Forma
Revenue
Commercial Risk Solutions	$3,929	$2	$—	$3,931	$4,169	$(6)	$—	$4,163
Reinsurance Solutions	1,361	6	—	1,367	1,429	(3)	—	1,426
Retirement Solutions	1,707	—	—	1,707	1,755	(1)	—	1,754
Health Solutions	1,370	(12)	—	1,358	1,515	(3)	—	1,512
Data & Analytic Services	1,050	—	—	1,050	1,140	—	—	1,140
Elimination	(8)	—	—	(8)	(10)	—	—	(10)
Total revenue	$9,409	$(4)	$—	$9,405	$9,998	$(13)	$—	$9,985
Expenses
Compensation and benefits	5,687	12	(173)	5,526	6,089	4	(86)	6,007
Information technology	386	—	—	386	419	—	—	419
Premises	343	—	—	343	348	—	—	348
Depreciation of fixed assets	162	—	—	162	187	—	—	187
Amortization and impairment of intangible assets	157	—	—	157	704	—	—	704
Other general expenses	1,036	—	—	1,036	1,272	—	—	1,272
Total operating expenses	7,771	12	(173)	7,610	9,019	4	(86)	8,937
Operating income	1,638	(16)	173	1,795	979	(17)	86	1,048
Amortization and impairment of intangible assets	157	—	—	157	704	—	—	704
Restructuring	—	—	—	—	497	—	—	497
Regulatory and compliance matters	—	—	—	—	28	—	—	28
Pension settlement	220	—	(220)	—	128	—	(128)	—
Transaction costs	15	—	—	15	—	—	—	—
Operating income - as adjusted	2,030	(16)	(47)	1,967	2,336	(17)	(42)	2,277
Operating margin from continuing operations - as adjusted	21.6%			20.9%	23.4%			22.8%
Interest income	9	—	—	9	27	—	—	27
Interest expense	(282)	—	—	(282)	(282)	—	—	(282)
Other income (expense) - as adjusted (3) (4)	36	—	47	83	(39)	—	42	3
Income before income taxes from continuing operations - as adjusted	1,793	(16)	—	1,777	2,042	(17)	—	2,025
Income taxes	250	(6)		244	305	(4)		301
Income from continuing operations - as adjusted	1,543	(10)	—	1,533	1,737	(13)	—	1,724
Less: Net income attributable to noncontrolling interests	34	—	—	34	37	—	—	37
Net income from continuing operations attributable to Aon shareholders - as adjusted	$1,509	$(10)	$—	$1,499	$1,700	$(13)	$—	$1,687
Diluted earnings per share from continuing operations - as adjusted	$5.58	$(0.04)	$—	$5.55	$6.52	$(0.05)	$—	$6.47
Weighted average ordinary shares outstanding - diluted	270.3	270.3	270.3	270.3	260.7	260.7	260.7	260.7

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical periods presented above have been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition and pensions, effective for Aon in the first quarter of 2018.

(3)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $7 million and $(11) million, respectively, for the years ended December 31, 2016 and 2017.

(4)
Other income (expense) is adjusted to exclude the pension settlement charge taken within the period. The adjustment was previously taken within operating income prior to the adoption of the new pension guidance.

Aon plc
Pro Forma Historical Revenue and Organic Revenue Reconciliation as Adjusted for Changes in Accounting Guidance (Unaudited)

	Three Months Ended
(millions)	Mar 31, 2017	Mar 31, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commercial Risk Solutions	$989	$969	2%	(2)%	—%	2%	2%
Reinsurance Solutions	671	667	1	(3)%	—%	—%	4%
Retirement Solutions	385	396	(3)	(4)%	—%	(1)%	2%
Health Solutions	428	338	27	(1)%	—%	13%	15%
Data & Analytic Services	273	263	4	(1)%	—%	(1)%	6%
Elimination	—	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,746	$2,631	4%	(2)%	—%	1%	5%

	Three Months Ended
(millions)	Jun 30, 2017	Jun 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commercial Risk Solutions	$1,041	$990	5%	(1)%	—%	4%	2%
Reinsurance Solutions	345	335	3%	(2)%	—%	(1)%	6%
Retirement Solutions	388	405	(4)%	(3)%	—%	(2)%	1%
Health Solutions	281	253	11%	(2)%	—%	9%	4%
Data & Analytic Services	281	271	4%	(1)%	—%	1%	4%
Elimination	(4)	(1)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,332	$2,253	4%	(2)%	—%	4%	2%

	Three Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commercial Risk Solutions	$915	$884	4%	1%	—%	4%	(1)%
Reinsurance Solutions	257	234	10%	1%	1%	(2)%	10%
Retirement Solutions	492	465	6%	1%	—%	(1)%	6%
Health Solutions	277	245	13%	1%	—%	8%	4%
Data & Analytic Services	287	260	10%	1%	—%	7%	2%
Elimination	(5)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,223	$2,085	7%	1%	—%	4%	2%

	Three Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commercial Risk Solutions	$1,218	$1,088	12%	3%	—%	4%	5%
Reinsurance Solutions	153	131	17%	(3)%	1%	(1)%	20%
Retirement Solutions	489	441	11%	3%	—%	4%	4%
Health Solutions	526	522	1%	1%	—%	(6)%	6%
Data & Analytic Services	299	256	17%	2%	—%	3%	12%
Elimination	(1)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,684	$2,436	10%	2%	—%	1%	7%

	Twelve Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commercial Risk Solutions	$4,163	$3,931	6%	—%	—%	4%	2%
Reinsurance Solutions	1,426	1,367	4%	(2)%	—%	—%	6%
Retirement Solutions	1,754	1,707	3%	(1)%	—%	1%	3%
Health Solutions	1,512	1,358	11%	—%	—%	4%	7%
Data & Analytic Services	1,140	1,050	9%	—%	—%	4%	5%
Elimination	(10)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$9,985	$9,405	6%	—%	—%	2%	4%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, and fiduciary investment income.